Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter


Nuveen Premier Municipal Opportunity Fund, Inc. f/k/a
Nuveen Premier Insured Municipal Income Fund, Inc.
811-06457


Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR a copy of the Amendment to the Articles of Incorporation dated
December 13, 2011.